Exhibit 99.1

NIC Earns 19 Cents Per Share in Third Quarter 2015; Declares Special Cash Dividend of $0.55 Per Share

OLATHE, Kan.--(BUSINESS WIRE)--November 5, 2015--NIC Inc. (NASDAQ: EGOV), the dominant provider of official eGovernment services, today announced net income of $12.8 million and earnings per share of 19 cents on total revenues of $75.0 million for the three months ended September 30, 2015. Operating income increased 21 percent to $19.9 million for the current quarter. In the third quarter of 2014, the Company reported net income of $10.4 million and earnings per share of 16 cents on total revenues of $69.5 million.

Quarterly portal revenues were $70.1 million, a 7 percent increase over the third quarter of 2014. On a same-state basis, total revenues increased 8 percent, with transaction-based revenues from Interactive Government Services (IGS) up 11 percent over the third quarter of 2014, driven by strong performance of digital government services across several states, including vehicle registrations, vital records, and criminal history searches. Transaction-based revenues from Driver History Records (DHR) were up 7 percent due mainly to a new DHR monitoring service in one state, which became effective in the second quarter of 2015, and a price increase in another state, which became effective in the first quarter of 2015. Same-state portal software development revenues decreased 7 percent in the quarter.

NIC’s portal gross profit percentage was 41 percent in the current quarter, up from 40 percent in the third quarter of 2014. Start-up costs from the pilot program with the Louisiana Department of Public Safety totaled $0.3 million during the current quarter. The portal gross profit percentage in the prior year quarter was negatively impacted by start-up dilution from the Company’s Wisconsin portal.

Software & services revenues were $4.9 million in the current quarter, up 17 percent from the third quarter of 2014, driven primarily by an increase in transactional revenues from the federal Pre-Employment Screening Program (PSP).

The Company’s effective tax rate for the current quarter was 36 percent, down from 37 percent in the third quarter of 2014. Results in the current quarter include the recognition of a favorable income tax benefit totaling $0.4 million (approximately 1 cent per share) resulting from the reduction of uncertain tax positions in connection with the expiration of the statute of limitations, the completion of an IRS examination of the Company’s 2012 federal tax return, and other adjustments related to the filing of the Company’s 2014 federal tax return during the third quarter of 2015.

“Our business was founded more than 20 years ago on the premise of recurring revenues driven by creating online efficiencies for citizens and businesses,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “I am very pleased that once again, the business delivered steady growth during the third quarter through a business model that is as solid as ever.”

Declaration of Special Cash Dividend

On November 2, 2015, NIC’s Board of Directors declared a special cash dividend of 55 cents per share, payable on January 4, 2016 to stockholders of record on November 13, 2015. The dividend payout will total approximately $36.5 million based on the current number of shares outstanding.

“NIC’s financial success has allowed us to again return capital to stockholders with a meaningful special cash dividend,” said Steve Kovzan, NIC Chief Financial Officer. “We and our Board of Directors also recognize the merits of other methods for returning capital to stockholders, and in the future we may consider the initiation of a regular quarterly cash dividend and an opportunistic stock repurchase program.”

Operational Highlights

During the third quarter of 2015, the U.S. Department of Transportation Federal Motor Carrier Safety Administration (FMCSA) signed a new one-year contract with the Company after a competitive re-bid to continue operating the PSP. The agreement also includes two, one-year renewal options the FMCSA can exercise, extending the contract through August 2018.

During the fourth quarter, the Company received contract extensions from the states of Texas and Maine. The state of Texas exercised the final renewal option under its master contract taking the agreement through August 2018. The state of Maine renewed its contract through July 2018.

Third Quarter Earnings Call and Webcast Details

On November 5, 2015, the Company will host a call to discuss its 2015 third quarter financial and operational results and to answer questions from the investment community. The call may also include a discussion of Company developments, forward-looking statements and other material information about business and financial matters.

Dial-In Information

Thursday, November 5, 2015
4:30 p.m. (EST)

Call bridge:	888-505-4375 (U.S. callers) or 719-457-1035 (international callers)
Conference ID:	799665
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer
Robert Knapp, Chief Operating Officer

Webcast Information

To sign in and listen: The Webcast system is available at https://www.egov.com/investor-relations.

A replay of the Webcast will be available by visiting https://www.egov.com/investor-relations.

About NIC

Founded in 1992, NIC (NASDAQ: EGOV) is the nation's leading provider of official government websites, online services, and secure payment processing solutions. The Company's innovative eGovernment services help make government more accessible to everyone through technology. The family of NIC companies provides eGovernment solutions for more than 3,500 federal, state, and local agencies in the United States. Forbes has named NIC as one of the “100 Best Small Companies in America” six times, most recently ranked at No. 36 (2014), and the Company has been included four times on the Barron’s 400 Index. Additional information is available at https://www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements included in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include estimates, projections, the expected length of contract terms, statements relating to the Company’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements, including regional or national business, political, economic, competitive, social and market conditions, including various termination rights of ours and our partners, the ability of the Company to renew existing contracts, and to sign contracts with new states and federal government agencies, as well as possible data security incidents. You should not rely on any forward-looking statement as a prediction or guarantee about the future. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the sections titled “Risk Factors” and “Caution About Forward-Looking Statements” of the Company’s most recently filed Forms 10-K and 10-Q. Any forward-looking statements made in this release speak only as of the date of this release. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

NIC INC.
FINANCIAL SUMMARY
(UNAUDITED)
Thousands except per share amounts and percentages

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Portal revenues	$70,123	$65,304	$207,067	$193,595
Software & services revenues	4,924	4,223	14,151	12,484
Total revenues	75,047	69,527	221,218	206,079
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization (1)	41,058	39,091	125,367	116,201
Cost of software & services revenues, exclusive of depreciation & amortization (1)	1,365	1,287	3,976	3,525
Selling & administrative (1)	10,577	10,397	31,933	29,446
Depreciation & amortization	2,116	2,292	6,712	6,819
Total operating expenses	55,116	53,067	167,988	155,991
Operating income before income taxes	19,931	16,460	53,230	50,088
Income tax provision	7,181	6,099	20,236	19,322
Net income	$12,750	$10,361	$32,994	$30,766

Basic net income per share	$0.19	$0.16	$0.50	$0.47
Diluted net income per share	$0.19	$0.16	$0.50	$0.47

Weighted average shares outstanding:
Basic	65,618	65,288	65,532	65,197
Diluted	65,637	65,288	65,549	65,197

Key Financial Metrics:
Revenue growth - outsourced portals	7%	13%	7%	9%
Same state revenue growth - outsourced portals	8%	9%	8%	8%
Recurring portal revenue as a % of total portal revenues	96%	95%	96%	95%
Gross profit % - outsourced portals	41%	40%	39%	40%
Revenue growth - software & services	17%	17%	13%	17%
Gross profit % - software & services	72%	70%	72%	72%
Selling & administrative expenses as a % of total revenues	14%	15%	14%	14%
Operating income as a % of total revenue	27%	24%	24%	24%

Portal Revenue Analysis:
IGS transaction-based	$39,536	$35,688	$116,318	$104,741
DMV transaction-based	26,425	24,695	77,720	73,188
Portal software development	2,887	3,101	8,659	9,416
Portal management	1,275	1,820	4,370	6,250
Total portal revenues	$70,123	$65,304	$207,067	$193,595

(1) The Company reclassified certain income statement employee benefit-related expenses for the three- and nine-month periods ended September 30, 2014 to conform to the 2015 presentation. The reclassification resulted in a reduction of selling & administrative expenses of $1.0 million and $3.2 million, respectively, for the three- and nine-month periods ended September 30, 2014 and corresponding increases of $1.0 million and $3.1 million, respectively, in cost of portal revenues for the same periods and an increase of $0.1 million in cost of software & services revenues for the nine-month period ended September 30, 2014. In addition, the reclassification resulted in a reduction of selling & administrative expenses as a percentage of total consolidated revenues of 1% and 2%, respectively, for the three- and nine-month periods ended September 30, 2014 and corresponding decreases in portal gross profit percentage for the same periods and a 1% decrease in software & services gross profit percentage for the nine-month period ended September 30, 2014. The reclassification had no effect on total operating expenses, operating income, net income, earnings per share or cash flows.

NIC INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
Thousands except par value amount

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash	$122,443	$87,983
Trade accounts receivable, net	78,621	57,468
Deferred income taxes, net	1,046	1,039
Prepaid expenses & other current assets	9,710	11,502
Total current assets	211,820	157,992
Property and equipment, net	9,693	12,247
Intangible assets, net	2,174	2,394
Deferred income taxes, net	284	-
Other assets	433	446
Total assets	$224,404	$173,079

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$55,235	$41,402
Accrued expenses	20,635	19,751
Other current liabilities	2,470	2,902
Total current liabilities	78,340	64,055

Deferred income taxes, net	-	1,536
Other long-term liabilities	3,825	3,350
Total liabilities	82,165	68,941

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized, 65,618 and 65,303 shares issued and outstanding	7	7
Additional paid-in capital	99,740	94,690
Retained earnings	42,492	9,441
Total stockholders' equity	142,239	104,138
Total liabilities and stockholders' equity	$224,404	$173,079

NIC INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
Thousands

			Additional
	Common Stock		Paid-in
	Shares	Amount	Capital	Retained Earnings	Total
Balance, January 1, 2015	65,303	$7	$94,690	$9,441	$104,138
Net income	-	-	-	32,994	32,994
Restricted stock vestings	336	-	74	-	74
Dividend equivalents cancelled upon forfeiture of performance-based restricted stock awards	-	-	18	57	75
Shares surrendered and cancelled upon vesting of restricted stock to satisfy tax withholdings	(96)	-	(1,645)	-	(1,645)
Stock-based compensation	-	-	5,385	-	5,385
Tax deductions relating to stock-based compensation	-	-	236	-	236
Shares issuable in lieu of dividend payments on unvested performance-based restricted stock awards	-	-	(149)	-	(149)
Issuance of common stock under employee stock purchase plan	75	-	1,131	-	1,131
Balance, September 30, 2015	65,618	$7	$99,740	$42,492	$142,239

NIC INC.
CASH FLOW SUMMARY
(UNAUDITED)
Thousands

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014

Cash flows from operating activities:
Net income	$12,750	$10,361	$32,994	$30,766
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	2,116	2,292	6,712	6,819
Stock-based compensation expense	1,589	2,154	5,385	4,568
Deferred income taxes	(953)	(969)	(3,708)	(2,463)
(Gain) loss on disposal of property and equipment	(3)	19	26	147
Changes in operating assets and liabilities:
(Increase) in trade accounts receivable, net	(2,145)	(687)	(21,153)	(9,080)
(Increase) decrease in prepaid expenses & other current assets	1,811	(74)	3,673	2,296
(Increase) decrease in other assets	5	(20)	13	(62)
Increase (decrease) in accounts payable	(214)	(4,303)	13,833	2,402
Increase (decrease) in accrued expenses	1,146	614	(847)	(3,802)
Increase (decrease) in other current liabilities	201	2,302	(432)	2,404
Increase (decrease) in other long-term liabilities	(140)	189	475	602
Net cash provided by operating activities	16,163	11,878	36,971	34,597
Cash flows from investing activities:
Purchases of property and equipment	(1,053)	(1,335)	(3,257)	(3,988)
Proceeds from sale of property and equipment	3	-	3	-
Capitalized internal use software development costs	(85)	(414)	(624)	(1,071)
Net cash used in investing activities	(1,135)	(1,749)	(3,878)	(5,059)
Cash flows from financing activities:
Proceeds from employee common stock purchases	-	-	1,131	1,107
Tax deductions related to stock-based compensation	4	168	236	1,065
Net cash provided by financing activities	4	168	1,367	2,172
Net increase in cash	15,032	10,297	34,460	31,710
Cash, beginning of period	107,411	95,658	87,983	74,245
Cash, end of period	$122,443	$105,955	$122,443	$105,955
Other cash flow information:
Non-cash investing activities:
Capital expenditures accrued but not yet paid	$86	$75	$86	$75

Cash payments:
Income taxes paid	$6,436	$6,827	$19,509	$20,664
Cash dividends on common stock previously restricted for payment of dividend	$-	$-	$-	$22,982

CONTACT:
NIC Inc.
Angela Davied, 913-754-7054
adavied@egov.com